Exhibit 99.2

Murphy USA Inc. Reports Third Quarter 2025 Results

El Dorado, Arkansas, October 29, 2025 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and nine months ended September 30, 2025.
Key Highlights:
•Net income was $129.9 million, or $6.76 per diluted share, in Q3 2025 compared to net income of $149.2 million, or $7.20 per diluted share, in Q3 2024. Included in the quarter was a restructuring charge of $12.6 million ($9.5 million, after-tax or $0.49 per diluted share) related to a September 2025 organizational restructuring designed to streamline operations and improve efficiency.

•Total fuel contribution for Q3 2025 was 30.7 cpg, compared to 32.6 cpg in Q3 2024.

•Total retail gallons increased 1.2%, and volumes on a same store sales ("SSS") basis declined 2.6%, in Q3 2025 compared to Q3 2024.

•Merchandise contribution dollars for Q3 2025 increased 11.3% to $241.2 million on average unit margins of 21.5%, compared to Q3 2024 contribution dollars of $216.8 million on unit margins of 20.0%.

•During Q3 2025, the Company repurchased approximately 569.4 thousand common shares for $221.4 million at an average price of $388.80 per share.

•The Company paid a quarterly cash dividend of $0.53 per share, or $2.12 per share on an annualized basis, on September 4, 2025, a 6.0% increase from June of 2025, for a total cash payment of $10.1 million.

•Concurrent with today's earnings release, the Company announced in a separate release a quarterly cash dividend of $0.63 per share, or $2.52 per share on an annualized basis, reflecting a 19% increase from the prior quarter. The dividend is payable on December 1, 2025, to stockholders of record as of November 10, 2025. The Company also announced a new, up to $2.0 billion share repurchase authorization to begin following completion of the existing 2023 authorization and to end by December 31, 2030.

•Included in the separate release, the Board of Directors announced that Mindy K. West, currently Chief Operating Officer, will immediately be appointed to also serve as President, and will succeed Andrew Clyde as the Company's President and Chief Executive Officer, effective January 1, 2026. Ms. West will also become a member of the Board of Directors on that date. Mr. Clyde will retire from the Board on December 31, 2025.

“We are very pleased with third quarter results, which reflect the resilience of our business model, the durability of our promotional capabilities, and the continued dedication of our customers,” said CEO Andrew Clyde. “Total merchandise margin contribution dollars were up 11.3% as same store inside sales and margin comparisons turned positive, driven by exceptional performance in the nicotine space. Despite extremely low volatility and a flat price curve year to date in 2025, third quarter all-in margins remained above 30 cents per gallon. We remain steadfast in controlling what we can control, continuing to build highly productive new stores and investing in business and operational improvements, as evidenced by store level expense improvements and right-sizing home office costs. Current new construction activity remains robust with 39 new stores and 2 raze and rebuilds under construction (with 1 NTI and 2 raze-and-rebuilds opened in October), which should generate operational momentum as we head into 2026.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2025	2024	2025	2024
Net income (loss) ($ Millions)	$129.9	$149.2	$328.7	$360.0
Earnings per share (diluted)	$6.76	$7.20	$16.64	$17.17
Adjusted EBITDA ($ Millions)	$285.1	$285.6	$728.5	$728.5

Net income for Q3 2025 was lower while Adjusted EBITDA remained relatively flat compared to the prior-year quarter. The current year quarter benefitted from higher merchandise contribution along with lower general and administrative expenses, income taxes, and payment fees. These benefits were more than offset by lower fuel margins, restructuring expenses, higher store operating expenses, higher depreciation and amortization, and higher interest expense resulting in lower net income for Q3 2025 versus the prior-year. Adjusted EBITDA was $0.5 million lower in the current-year quarter.

Fuel

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2025	2024	2025	2024
Total retail fuel contribution ($ Millions)	$354.5	$395.7	$981.3	$1,010.9
Total PS&W contribution ($ Millions)	(31.4)	(24.2)	(72.6)	(21.3)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	61.7	32.7	156.4	91.0
Total fuel contribution ($ Millions)	$384.8	$404.2	$1,065.1	$1,080.6
Retail fuel volume - chain (Million gal)	1,254.3	1,239.3	3,614.8	3,624.0
Retail fuel volume - per store (K gal APSM)[1]	244.0	248.4	235.6	241.9
Retail fuel volume - per store (K gal SSS)[2]	241.7	245.2	233.7	238.7
Total fuel contribution (cpg)	30.7	32.6	29.5	29.8
Retail fuel margin (cpg)	28.3	31.9	27.2	27.9
PS&W including RINs contribution (cpg)	2.4	0.7	2.3	1.9

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2024 amounts not revised for 2025 raze-and-rebuild activity

Total fuel contribution dollars of $384.8 million decreased $19.4 million, or 4.8%, in Q3 2025 compared to Q3 2024 primarily due to lower total fuel contribution margins, partially offset by higher total retail fuel volumes sold during the quarter. Retail fuel contribution dollars decreased $41.2 million, or 10.4%, to $354.5 million compared to Q3 2024 due to lower retail fuel margins, partially offset by higher volumes sold. In Q3 2025, retail fuel margins were 28.3 cpg, a 11.3% decrease versus the prior-year quarter, and overall retail volumes were 1.2% higher compared to the prior-year quarter. PS&W contribution including RINs increased $21.8 million when compared to Q3 2024, primarily due to timing of inventory movements and pricing impacts related to market conditions.

Merchandise

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2025	2024	2025	2024
Total merchandise contribution ($ Millions)	$241.2	$216.8	$655.8	$624.9
Total merchandise sales ($ Millions)	$1,122.3	$1,082.4	$3,214.1	$3,163.5
Total merchandise sales ($K SSS)[1,2]	$214.1	$211.4	$205.7	$206.1
Merchandise unit margin (%)	21.5%	20.0%	20.4%	19.8%
Nicotine contribution ($K SSS)[1,2]	$23.2	$19.8	$20.6	$19.4
Non-nicotine contribution ($K SSS)[1,2]	$23.3	$22.9	$22.0	$21.8
Total merchandise contribution ($K SSS)[1,2]	$46.5	$42.7	$42.6	$41.2

[1]2024 amounts not revised for 2025 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Total merchandise contribution increased $24.4 million, or 11.3%, to $241.2 million in Q3 2025 compared to the prior-year quarter, primarily driven by higher merchandise margins and higher overall merchandise sales volumes. Total nicotine contribution dollars increased 20.3% and non-nicotine contribution dollars increased 2.8% in Q3 2025 compared to Q3 2024.

Other Areas

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2025	2024	2025	2024
Total store and other operating expenses ($ Millions)	$285.9	$276.1	$827.2	$798.1
Store OPEX excluding payment fees and rent ($K APSM)	$37.2	$36.1	$36.1	$35.0
Total SG&A cost ($ Millions)	$55.3	$60.0	$166.3	$181.2

Total store and other operating expenses were $9.8 million higher in Q3 2025 versus Q3 2024, mainly due to increases in net new store operating expenses combined with higher employee related expenses and maintenance costs at existing stores. Store OPEX excluding payment fees and rent on an APSM basis were 3.0% higher versus Q3 2024, primarily attributable to increased employee related expenses and maintenance costs. Total SG&A costs for Q3 2025 were $4.7 million lower than Q3 2024, primarily due to lower professional fees in the period. The current quarter includes a $12.6 million restructuring charge related primarily to severance and other benefits offered to impacted employees.

Store Openings

The tables below reflect changes in our store portfolio in Q3 2025:

Net Change in Q3 2025	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	8	—	8
Closed	—	(2)	(2)
Net change	8	(2)	6

Raze-and-rebuilds reopened in Q3*	11	—	11

Under Construction at End of Q3
NTI	36	—	36
Raze-and-rebuilds*	4	—	4
Total under construction at end of Q3	40	—	40

Net Change YTD in 2025
NTI	21	1	22
Closed	(2)	(5)	(7)
Net change	19	(4)	15

Raze-and-rebuilds reopened YTD*	20	—	20

Store count at September 30, 2025*	1,620	152	1,772

*Store counts include raze-and-rebuild stores

Financial Resources

	As of September 30,
Key Financial Metrics	2025	2024
Cash and cash equivalents ($ Millions)	$42.8	$52.5
Marketable securities, current ($ Millions)	$—	$1.5
Long-term debt, including finance lease obligations ($ Millions)	$2,223.0	$1,820.0

As of September 30, 2025, cash balances totaled $42.8 million. Long-term debt consisted of approximately $299.2 million in carrying value of 5.625% senior notes due 2027, $497.0 million in carrying value of 4.75% senior notes due 2029, $495.9 million in carrying value of 3.75% senior notes due 2031, and $583.4 million of term debt due 2032, combined with approximately $102.5 million in long-term finance leases. In addition, long-term debt included $245.0 million in outstanding borrowings under the $750 million revolving credit facility due 2030.

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Financial Metric	2025	2024	2025	2024
Average shares outstanding (diluted) (in thousands)	19,232	20,735	19,758	20,969

At September 30, 2025, the Company had common shares outstanding of 18,734,447. Common shares repurchased during the quarter were approximately 569.4 thousand shares for $221.4 million. As of September 30, 2025, approximately $358.7 million remained available under the existing $1.5 billion 2023 authorization.

The effective income tax rate was approximately 25.1% for Q3 2025 compared to 24.9% in Q3 2024.

The Company paid a quarterly cash dividend on September 4, 2025 of $0.53 per share, or $2.12 per share on an annualized basis, a 6.0% increase from June of 2025, for a total cash payment of $10.1 million. The total amount paid in dividends year-to-date is $29.7 million, or $1.52 per share.

Earlier today, the Company announced that the Board had recently approved two actions to reflect it's continuing commitments regarding its capital allocation strategy. First, the Board declared a quarterly cash dividend of $0.63 per share, or $2.52 per share on an annualized basis to be paid on December 1, 2025 to shareholders of record as of November 10, 2025. Second, the Board also authorized a new, up to $2.0 billion share repurchase authorization to begin upon completion of the existing 2023 authorization and to end on December 31, 2030.

2025 Guidance Update

Concurrent with the earnings release, the Company is also updating our full-year guidance:

	2025 Original Guidance Range	2025 Updated Guidance Range
Organic Growth
New Stores	Up to 50	45 or more
Raze-and-Rebuilds	Up to 30	23 to 24
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	240 to 245	235 to 237
Store Profitability
Merchandise contribution ($ Millions)	$855 to $875	$870 to $875
Store OPEX excluding payment fees and rent ($K, APSM)	$36.5 to $37.0	$36.2 to $36.6
Corporate Costs
SG&A ($ Millions)	$245 to $255	$230 to $240
Effective Tax Rate	23% to 25%	23.5% to 24.5%
Capital Allocation
Capital expenditures ($ Millions)	$450 to $500	$450 to $500

Given the proximity to year end, we have a higher level of confidence in our guidance metrics and in most cases have tightened our range of potential outcomes. Included in our updated NTI guidance are 4 locations in the Denver market that were recently acquired as a small real estate opportunity and are expected to reopen as Murphy USA locations prior to year-end. In addition to the NTI’s planned to open by year-end 2025, we have several locations that will open early in Q1 2026. All 2025 remaining raze-and-rebuild locations have commenced and additional refresh and light remodel efforts at other stores will be a focus of investment for the remainder of this year utilizing free cash flow generated from the One Big Beautiful Bill Act passed in July 2025.

For fuel volume, a lower and less volatile price environment continues to impact volumes, resulting in an updated guidance range below the low end of our original guidance. Our current full year forecast assumes these temporal factors persist through year-end.

In Q2, we noted that we expected full-year merchandise margin to be at the low end of our guided range. Since that time, promotional activity has accelerated, primarily in nicotine categories, which has increased third-quarter margin contribution and, as a result, full-year guidance.

A continued focus on labor and other field-related expense initiatives has improved our OPEX profile, resulting in a revised full-year range of $36.2k to $36.6k on an APSM basis.

SG&A cost guidance, which does not include the restructuring expenses shown separately on the income statement, is forecasted to be $230 million to $240 million for the full-year. This is primarily due to lower than planned professional fees and lower salary and benefits in Q4 due to the recent organizational restructuring.

Income taxes have come in lower than planned for the year due to some discrete state tax refunds and acquisition of Federal energy tax credits that lowered our effective tax rate by about 80 basis points in the current year. We now expect the full year effective tax rate to be between 23.5% and 24.5%.

Lastly, our capital expenditures remain on track for our original guided range of $450 to $500 million as we finish out our 2025 build programs and continue to gain momentum heading into the 2026 build class.

* * * * *

Earnings Call Information
The Company will host a conference call on October 30, 2025 at 10:00 a.m. Central Time to discuss third quarter 2025 results. The call can be accessed via webcast through the Investor Relations section of the Murphy USA website at https://ir.corporate.murphyusa.com. If you are unable to attend via webcast, the conference call number is 1 (888) 330-2384 and the conference ID number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (https://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements

This news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as evolving international trade policies and the imposition of reciprocal tariffs and the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future nicotine or e-cigarette legislation and any other efforts that make purchasing nicotine products more costly or difficult could hurt our revenues and impact gross margins; our ability to successfully expand our food and beverage offerings; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of dollars, except share and per share amounts)	2025	2024	2025	2024
Operating Revenues
Petroleum product sales[1]	$3,924.7	$4,121.4	$11,265.9	$12,273.6
Merchandise sales	1,122.3	1,082.4	3,214.1	3,163.5
Other operating revenues	63.0	34.7	160.4	96.8
Total operating revenues	5,110.0	5,238.5	14,640.4	15,533.9

Operating Expenses
Petroleum product cost of goods sold[1]	3,602.6	3,751.2	10,360.1	11,287.5
Merchandise cost of goods sold	881.1	865.6	2,558.3	2,538.6
Store and other operating expenses	285.9	276.1	827.2	798.1
Depreciation and amortization	69.9	62.8	204.1	180.8
Selling, general and administrative	55.3	60.0	166.3	181.2
Restructuring expense	12.6	—	12.6	—
Accretion of asset retirement obligations	0.9	0.8	2.6	2.4
Total operating expenses	4,908.3	5,016.5	14,131.2	14,988.6

Gain (loss) on sale of assets	0.1	(0.4)	(0.2)	(1.4)
Income (loss) from operations	201.8	221.6	509.0	543.9

Other income (expense)
Investment income (expense)	0.1	1.0	0.1	3.1
Interest expense	(29.1)	(24.4)	(82.3)	(74.2)
Other nonoperating income (expense)	0.6	0.5	1.0	1.0
Total other income (expense)	(28.4)	(22.9)	(81.2)	(70.1)

Income before income taxes	173.4	198.7	427.8	473.8
Income tax expense (benefit)	43.5	49.5	99.1	113.8
Net Income	$129.9	$149.2	$328.7	$360.0

Basic and Diluted Earnings Per Common Share:
Basic	$6.83	$7.30	$16.83	$17.43
Diluted	$6.76	$7.20	$16.64	$17.17
Weighted-average Common shares outstanding (in thousands):
Basic	19,029	20,440	19,525	20,659
Diluted	19,232	20,735	19,758	20,969
Supplemental information:
[1]Includes excise taxes of:	$613.9	$601.1	$1,765.2	$1,757.4

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended September 30,		Nine Months Ended September 30,
Marketing Segment	2025	2024	2025	2024

Operating Revenues
Petroleum product sales	$3,924.7	$4,121.4	$11,265.9	$12,273.6
Merchandise sales	1,122.3	1,082.4	3,214.1	3,163.5
Other operating revenues	63.0	34.6	160.3	96.6
Total operating revenues	5,110.0	5,238.4	14,640.3	15,533.7

Operating expenses
Petroleum products cost of goods sold	3,602.6	3,751.2	10,360.1	11,287.5
Merchandise cost of goods sold	881.1	865.6	2,558.3	2,538.6
Store and other operating expenses	285.8	276.1	827.0	798.0
Depreciation and amortization	63.5	58.5	184.6	169.1
Selling, general and administrative	55.3	60.0	166.3	181.2
Accretion of asset retirement obligations	0.9	0.8	2.6	2.4
Total operating expenses	4,889.2	5,012.2	14,098.9	14,976.8

Gain (loss) on sale of assets	0.1	(0.3)	(0.2)	(1.4)
Income (loss) from operations	220.9	225.9	541.2	555.5

Other income (expense)
Interest expense	(2.0)	(2.0)	(5.9)	(6.2)
Total other income (expense)	(2.0)	(2.0)	(5.9)	(6.2)

Income (loss) before income taxes	218.9	223.9	535.3	549.3
Income tax expense (benefit)	55.0	55.9	124.4	132.0
Net income (loss) from operations	$163.9	$168.0	$410.9	$417.3

Total nicotine sales revenue same store sales[1,2]	$136.5	$135.8	$131.0	$132.3
Total non-nicotine sales revenue same store sales[1,2]	77.6	75.6	74.7	73.8
Total merchandise sales revenue same store sales[1,2]	$214.1	$211.4	$205.7	$206.1
[1]2024 amounts not revised for 2025 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Store count at end of period	1,772	1,740	1,772	1,740
Total store months during the period	5,274	5,138	15,762	15,435

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Nine months ended
	September 30, 2025		September 30, 2025
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Retail fuel volume per month	(2.6)%	(1.8)%	(3.3%)	(2.6%)

Merchandise sales	0.7%	1.0%	(0.6%)	(0.5%)
Nicotine sales	0.7%	0.5%	(0.6%)	(1.1%)
Non-nicotine sales	0.7%	1.8%	(0.6%)	0.5%

Merchandise margin	8.3%	8.4%	2.9%	2.8%
Nicotine margin	18.0%	17.2%	7.3%	6.0%
Non-nicotine margin	0.1%	0.1%	(1.0%)	(0.3%)
[1]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[2]Includes all activity associated with our loyalty program(s)

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2024 for the stores being compared in the 2025 versus 2024 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks. The QuickChek results for Q3 2025 covers the period June 28, 2025 to September 26, 2025 and the 2025 year-to-date covers the period December 28, 2024 to September 26, 2025. The QuickChek results for Q3 2024 covers the period June 29, 2024 to September 27, 2024 and the 2024 year-to-date covers the period December 30, 2023 to September 27, 2024. The difference in the timing of the period ends is immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$42.8	$47.0
Accounts receivable—trade, less allowance for doubtful accounts of $0.3 and $0.3 at 2025 and 2024, respectively	304.1	268.5
Inventories, at lower of cost or market	387.2	401.6
Prepaid expenses and other current assets	29.2	31.0
Total current assets	763.3	748.1
Property, plant and equipment, at cost less accumulated depreciation and amortization of $2,106.3 and $1,931.4 at 2025 and 2024, respectively	2,917.3	2,813.2
Operating lease right of use assets, net	507.6	492.9
Intangible assets, net of amortization	139.4	139.5
Goodwill	328.0	328.0
Other assets	21.0	19.9
Total assets	$4,676.6	$4,541.6

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$16.6	$15.7
Trade accounts payable and accrued liabilities	869.2	874.4
Income taxes payable	54.4	57.8
Total current liabilities	940.2	947.9

Long-term debt, including capitalized lease obligations	2,223.0	1,832.7
Deferred income taxes	370.4	343.4
Asset retirement obligations	51.4	49.1
Non-current operating lease liabilities	513.9	496.3
Deferred credits and other liabilities	31.7	32.1
Total liabilities	4,130.6	3,701.5
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2025 and 2024, respectively)	0.5	0.5
Treasury stock (28,032,717 and 26,750,846 shares held at
2025 and 2024, respectively)	(3,966.0)	(3,391.3)
Additional paid in capital (APIC)	469.3	487.5
Retained earnings	4,042.2	3,743.4
Total stockholders' equity	546.0	840.1
Total liabilities and stockholders' equity	$4,676.6	$4,541.6

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of dollars)	2025	2024	2025	2024
Operating Activities
Net income	$129.9	$149.2	$328.7	$360.0
Adjustments to reconcile net income (loss) to net cash provided (required) by operating activities
Depreciation and amortization	69.9	62.8	204.1	180.8
Deferred and noncurrent income tax charges (benefits)	27.1	2.5	27.0	(4.0)
Restructuring expense, net of cash paid	12.6	—	12.6	—
Accretion of asset retirement obligations	0.9	0.8	2.6	2.4
Amortization of discount on marketable securities	—	—	—	(0.1)
(Gains) losses from sale of assets	(0.1)	0.4	0.2	1.4
Net (increase) decrease in noncash operating working capital	(63.3)	(23.8)	(26.2)	32.0
Other operating activities - net	7.8	10.2	19.4	26.4
Net cash provided (required) by operating activities	184.8	202.1	568.4	598.9
Investing Activities
Property additions	(117.1)	(136.9)	(322.9)	(331.1)
Proceeds from sale of assets	0.5	0.3	2.3	1.9
Redemptions of marketable securities	—	6.0	—	10.0
Other investing activities - net	(0.3)	(0.9)	(0.6)	(1.7)
Net cash provided (required) by investing activities	(116.9)	(131.5)	(321.2)	(320.9)
Financing Activities
Purchase of treasury stock	(219.2)	(125.2)	(583.0)	(317.7)
Dividends paid	(10.1)	(9.2)	(29.7)	(27.1)
Borrowings of debt	746.9	225.0	2,529.2	345.0
Repayments of debt	(593.1)	(187.9)	(2,136.1)	(315.7)
Debt issuance costs	(0.1)	—	(9.0)	—
Amounts related to share-based compensation	(3.6)	(0.6)	(22.8)	(27.8)
Net cash provided (required) by financing activities	(79.2)	(97.9)	(251.4)	(343.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(11.3)	(27.3)	(4.2)	(65.3)
Cash, cash equivalents and restricted cash at beginning of period	54.1	79.8	47.0	117.8
Cash, cash equivalents and restricted cash at end of period	$42.8	$52.5	$42.8	$52.5

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three and nine months ended September 30, 2025 and 2024. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, restructuring expenses, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of dollars)	2025	2024	2025	2024

Net income	$129.9	$149.2	$328.7	$360.0

Income tax expense (benefit)	43.5	49.5	99.1	113.8
Interest expense, net of investment income	29.0	23.4	82.2	71.1
Depreciation and amortization	69.9	62.8	204.1	180.8
EBITDA	$272.3	$284.9	$714.1	$725.7

Restructuring expense	12.6	—	12.6	—
Accretion of asset retirement obligations	0.9	0.8	2.6	2.4
(Gain) loss on sale of assets	(0.1)	0.4	0.2	1.4
Other nonoperating (income) expense	(0.6)	(0.5)	(1.0)	(1.0)
Adjusted EBITDA	$285.1	$285.6	$728.5	$728.5